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                                                                   EXHIBIT 10.95
                                                     525 Del Rey Avenue, Suite C
                                                             Sunnyvale, CA 94086

CytoTherapeutics

                                                               November 17, 1999

Mr. George Dunbar

Dear George:

On behalf of StemCells, Inc. (the "Company"), I am pleased to invite you to join the Company as Acting President of StemCells, Inc. reporting to the Company's Board of Directors. The effective date of your employment will be November 8, 1999.

The terms of this offer of employment are as follows:

      1. Compensation. Your Base Salary will be $6,730.77 biweekly ($175,000 per year) subject to review and adjustment from time to time. Your salary will begin as of the effective date of employment.

      2. Responsibilities. Your responsibilities as Acting President will be to perform such services as are customarily performed by the President of a biotechnology company, as requested by the Board from time to time. Specific responsibilities will be to provide the management and leadership role on behalf of the Board to accelerate the timely and cost effective exit from its parent's Rhode Island operations, and to establish consolidated corporate headquarters around the existing Sunnyvale, California facility. The priorities in Rhode Island include the early sale and disposition of the Lincoln, Rhode Island ECT pilot plant, leasing the existing science and administration facility, appropriate partnering of the ECT technology, and the sorting out with the State of Rhode Island any dispute that might exist regarding their initial "seed loan" to the Company's parent, CytoTherapeutics, Inc. The corporate relocation priorities are to initiate the minimum infrastructure necessary to manage the ongoing scientific and medical infrastructure necessary to manage the ongoing scientific and medical activities with limited disruption and to ensure all public company obligations are being met. Attention to other business development and shareholder drivers will be discussed and reviewed at the discretion of the Board. It is understood by the parties that the terms of this letter, including any provisions for compensation, stock options and benefits, all have to do with this interim position, and that if you were to become a permanent officer the terms and conditions would first be renegotiated.

      3. Stock Options. Subject to the approval of the Board of Directors of CytoTherapeutics, you will be granted the following shares of CytoTherapeutics' stock at a price equal to the fair market value at the time of your countersigning this letter:


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Mr. George Dunbar
November 17, 1999
Page 2 of 3

      o A stock option for 4,000 shares each month. In its absolute discretion, each quarter the Board of Directors will also consider an additional grant of up to 3,000 additional options if, it deems the services provided by you to be truly outstanding.

      4. At Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes "at-will" employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. In the event of termination of your employment, you will not be entitled to any payments, benefits, damages or compensation.

      5. Employment Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return the Company's standard form of Employment Agreement.

      6. Immigration Laws. For the purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 (three) business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

      7. General. This offer letter, the Employment Agreement and the Employee Stock Option Agreement, when signed by you, sets forth the terms of your employment with the Company and supersedes any and all prior representations and agreements, whether written or oral. This agreement can only be amended in a written document signed by you and an officer of the Company. This agreement will be governed by California law.

      We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing both enclosed copies of this letter in the space below, keeping one copy for your files and returning one copy to me.

Sincerely,


___________________________
John Schwartz
Chairman of the Board
CytoTherapeutics, Inc.



AGREED AND ACCEPTED:


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Mr. George Dunbar
November 17, 1999
Page 3 of 3


_____________________________________      This _____ day of November, 1999

enc:  Offer Letter Copy
      Employee Information Agreement
      I-9 Form